Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

— NEWS RELEASE —

CALGON CARBON’S PEARL RIVER PLANT RESUMES OPERATION

PITTSBURGH, PA – November 7, 2005 — Calgon Carbon Corporation (NYSE: CCC) announced today that its Pearl River plant in Pearlington, Mississippi, resumed production of granular activated carbon on November 4. The plant had been idled since the mandatory evacuation order in advance of Hurricane Katrina on August 28, 2005.

The storm surge from Hurricane Katrina partially submerged the plant. Although damage to major processing equipment was not extensive, electrical components critical to the operation of the plant required replacement.

Commenting on the announcement, Bob O’Brien, senior vice president of Calgon Carbon, said, “Because the Pearl River plant accounts for a significant portion of our activated carbon production, it was important that the plant resume operation as soon as possible. We are very grateful for the rapid response of our vendors and for the commitment of our employees. Without their cooperation, the plant could not have come back on line so quickly.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.